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                                                                Exhibit (g)(13)
                          CUSTODIAN SERVICES AGREEMENT

         THIS AGREEMENT is made as of November 1, 2002 by and between PFPC TRUST COMPANY, a limited purpose trust company incorporated under the laws of Delaware ("PFPC Trust"), and THE GALAXY FUND, a Massachusetts business trust (the "Fund").

                              W I T N E S S E T H:

         WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Fund wishes to retain PFPC Trust to provide custodian services, and PFPC Trust wishes to furnish custodian services, either directly or through an affiliate or affiliates, as more fully described herein.

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.       DEFINITIONS.  As used in this Agreement:

         (a)      "1933 ACT" means the Securities Act of 1933, as amended.

         (b) "1934 ACT" means the Securities Exchange Act of 1934, as amended.

         (c) "AUTHORIZED PERSON" shall be deemed to include (i) any authorized officer of the Fund; or (ii) any person, whether or not such person is an officer or employee of the Fund, duly authorized to give Oral Instructions or Written Instructions on behalf of the Fund as indicated in writing to PFPC Trust from time to time.

         (d) "BOOK-ENTRY SYSTEM" means the Federal Reserve Treasury book-entry system for United States and federal agency securities, its successor or successors, and its
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                  nominee or nominees and any book-entry system maintained by an exchange registered with the SEC under the 1934 Act.

         (e)      "CEA" means the Commodities Exchange Act, as amended.

         (f) "ORAL INSTRUCTIONS" mean instructions, other than Written Instructions, actually received by PFPC Trust from an Authorized Person or from a person reasonably believed by PFPC Trust to be an Authorized Person.

         (g) "PFPC TRUST" means PFPC Trust Company or a subsidiary or affiliate of PFPC Trust Company.

         (h)      "SEC" means the Securities and Exchange Commission.

         (i) "SECURITIES LAWS" mean the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

         (j) "SHARES" mean the shares of beneficial interest of any series or class of the Fund.

         (k)      "PROPERTY" means:

                  (i) any and all securities and other investment items which the Fund may from time to time deposit, or cause to be deposited, with PFPC Trust or which PFPC Trust may from time to time hold for the Fund;

                  (ii) all income in respect of any of such securities or other investment items;

                  (iii) all proceeds of the sale of any of such securities or investment items; and

                  (iv) all proceeds of the sale of securities issued by the Fund, which are received by PFPC Trust from time to time, from or on behalf of the Fund.

         (l) "WRITTEN INSTRUCTIONS" mean (i) written instructions signed by two Authorized Persons (or persons reasonably believed by PFPC Trust to be Authorized Persons) and received by PFPC Trust or (ii) trade instructions transmitted by means of an electronic transaction reporting system which requires the use of a password or other authorized identifier in order to gain access. The instructions may be

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                  delivered electronically or by hand, mail or facsimile
                  sending device.

2. APPOINTMENT. The Fund hereby appoints PFPC Trust to provide custodian services to the Fund, on behalf of each of its investment portfolios (each, a "Portfolio") identified in the attached Exhibit 1, and PFPC Trust accepts such appointment and agrees to furnish such services.

3. DELIVERY OF DOCUMENTS. The Fund has provided or, where applicable, will provide PFPC Trust with the following:

         (a) at PFPC Trust's request, certified or authenticated copies of the resolutions of the Fund's Board of Trustees approving the appointment of PFPC Trust or its affiliates to provide services;

         (b) a copy of the Fund's most recent effective registration statement;

         (c)      a copy of each Portfolio's advisory agreement;

         (d) a copy of the distribution agreement with respect to each class of Shares;

         (e)      a copy of each Portfolio's administration agreement;

         (f) copies of any distribution and/or shareholder servicing plans and related agreements made in respect of the Fund or a Portfolio; and

         (g) certified or authenticated copies of any and all addenda, amendments or supplements to the foregoing.

4.       COMPLIANCE WITH RULES AND REGULATIONS.

         PFPC Trust undertakes to comply with material applicable requirements of the Securities Laws and material laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC Trust hereunder. Except as specifically set forth herein, PFPC Trust assumes no responsibility for such compliance by the Fund or any other entity.

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5.       INSTRUCTIONS.

         (a) Unless otherwise provided in this Agreement, PFPC Trust shall act only upon Oral Instructions or Written Instructions.

         (b) PFPC Trust shall be entitled to rely upon any Oral Instructions or Written Instructions it receives from an Authorized Person (or from a person reasonably believed by PFPC Trust to be an Authorized Person) pursuant to this Agreement. PFPC Trust may assume that any Oral Instructions or Written Instructions received hereunder are not in any way inconsistent with the provisions of organizational documents of the Fund or of any vote, resolution or proceeding of the Fund's Board of Trustees or of the Fund's shareholders, unless and until PFPC Trust receives Written Instructions to the contrary.

         (c) The Fund agrees to forward to PFPC Trust Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC Trust or its affiliates) so that PFPC Trust receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC Trust or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC Trust's ability to rely upon such Oral Instructions.

6.       RIGHT TO RECEIVE ADVICE.

         (a) ADVICE OF THE FUND. If PFPC Trust is in doubt as to any action it should or should not take, PFPC Trust may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

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         (b)      ADVICE OF COUNSEL. If PFPC Trust shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC Trust may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund's investment adviser or PFPC Trust, at the option of PFPC Trust).

         (c) CONFLICTING ADVICE. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC Trust receives from the Fund, and the advice it receives from counsel, PFPC Trust shall be entitled to rely upon and follow the advice of counsel.

         (d) PROTECTION OF PFPC TRUST. PFPC Trust shall be protected in any action PFPC Trust takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions PFPC Trust receives from or on behalf of the Fund or from counsel and which PFPC Trust believes, in good faith, to be consistent with those directions or advice or Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC Trust (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions unless, pursuant to other provisions of this Agreement, the same is a condition of PFPC Trust's properly taking or not taking such action. Nothing in this subsection shall excuse PFPC Trust, when an action or omission on the part of PFPC Trust which is taken in reliance upon directions or advice or Oral Instructions or Written Instructions constitutes willful misfeasance, bad faith, negligence or reckless disregard by PFPC Trust of any duties, obligations or responsibilities set forth in this Agreement.

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7.       RECORDS; VISITS. The books and records pertaining to the Fund and any
         Portfolio, which are in the possession or under the control of PFPC Trust, shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Fund, Authorized Persons and the Fund's authorized representatives shall have access to such books and records at all times during PFPC Trust's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PFPC Trust to the Fund to an Authorized Person or to an authorized representative of the Fund, at the Fund's expense.

8. CONFIDENTIALITY. (a) The parties agree that the Proprietary Information (defined below) and the contents of this Agreement (collectively "Confidential Information") are confidential information of the parties and their respective licensors. The Fund and PFPC Trust shall exercise at least the same degree of care, but not less than reasonable care, to safeguard the confidentiality of the Confidential Information of the other as it would exercise to protect its own Confidential Information. The Fund and PFPC Trust may use the Confidential Information only to exercise their respective rights or perform their respective duties under this Agreement. Except as required by law and except as disclosed in the Fund's registration statement or filed as an exhibit thereto, the Fund and PFPC Trust shall not duplicate, sell or disclose to others the Confidential Information of the other, in whole or in part, without the prior written permission of the other party. The Fund and PFPC Trust may, however, disclose Confidential

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         Information to their respective employees who have a need to know the
         Confidential Information to perform work for the other, provided that the Fund and PFPC Trust shall use reasonable efforts to ensure that the Confidential Information is not duplicated or disclosed by their respective employees in breach of this Agreement. The Fund and PFPC Trust may also disclose the Confidential Information to independent contractors, auditors, and professional advisors, provided they first agree in writing to be bound by confidentiality obligations substantially similar to this Section 8(a). Notwithstanding the previous sentence, in no event shall either the Fund or PFPC Trust disclose the Confidential Information to any competitor of the other without specific, prior written consent.

         (b)      Proprietary Information means:

                           (i) any data or information that is competitively
                  sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finance, operations, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PFPC Trust, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

                           (ii) any scientific or technical information, design,
                  process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC Trust a competitive advantage over its competitors; and

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                           (iii) all confidential or proprietary concepts,
                  documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable.

         (c) Confidential Information includes, without limitation, all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing of either party which now exist or come into the control or possession of the other.

9. COOPERATION WITH ACCOUNTANTS. PFPC Trust shall cooperate with the Fund's independent public accountants and shall take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

10. PFPC SYSTEM. PFPC Trust shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC Trust in connection with the services provided by PFPC Trust to the Fund.

11. DISASTER RECOVERY. PFPC Trust shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC Trust shall, at no additional expense

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         to the Fund, take reasonable steps to minimize service interruptions.
         PFPC Trust shall have no liability with respect to the loss of data or service interruptions caused by equipment failure provided such loss or interruption is not caused by PFPC Trust's own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

12. COMPENSATION. PFPC Trust and the Fund agree that the Fund shall be responsible for the payment of all fees and out-of-pocket or incidental expenses charged by PFPC Trust for its services under this Agreement as agreed to in writing by PFPC Trust and the Fund.

13.      INDEMNIFICATION.

         (a) The Fund, on behalf of each Portfolio, agrees to indemnify, defend and hold harmless PFPC Trust from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which PFPC Trust takes in connection with the provision of services to the Fund, including, without limitation, any action or omission to act which PFPC Trust takes in reliance upon directions or advice or Oral Instructions or Written Instructions from or on behalf of the Fund or from counsel. PFPC Trust shall not be indemnified against any liability (or any expenses incident to such liability) caused by PFPC Trust's own willful misfeasance, bad faith, negligence or reckless disregard in the performance of PFPC Trust's duties or responsibilities specifically described in this Agreement. Subject to subsection (b) below, the provisions of this Section 13 shall survive termination of this Agreement.

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         (b)      A claim by PFPC Trust for indemnification under this Agreement must be made prior to the earlier of (i) one year after PFPC Trust becomes aware of the event for which indemnification is claimed; or (ii) one year after the earlier of termination of this Agreement or the expiration of the term of this Agreement.

         (c) Except for remedies that cannot be waived as a matter of law (and injunctive or provisional relief), the provisions of this
                  Section 13 shall be PFPC Trust's sole and exclusive remedy for claims or other actions or proceedings to which the Fund's indemnification obligations pursuant to this Section 13 may apply.

14.      RESPONSIBILITY OF PFPC TRUST.

         (a) In the performance of its duties hereunder, PFPC Trust shall be obligated to exercise care and diligence, to act in good faith and to use its best efforts within commercially reasonable limits to ensure the accuracy and completeness of all services performed under this Agreement, but assumes no responsibility for loss or damage to the Fund unless said loss or damages are caused by PFPC Trust's own negligence, bad faith or willful misconduct or that of its employees, agents or representatives.

         (b) Notwithstanding anything in this Agreement to the contrary and provided that PFPC Trust has acted in accordance with the standard of care set forth above, (i) PFPC Trust shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of

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                  utilities, transportation, computer or communications
                  capabilities; insurrection; elements of nature; or non-performance by a third party; and (ii) PFPC Trust shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any Oral Instructions, Written Instructions, direction, notice, instrument or other information which PFPC Trust reasonably believes to be genuine.

         (c) Notwithstanding anything in this Agreement to the contrary, in no event shall either party, its affiliates or any of its or their directors, trustees, officers, employees, agents or subcontractors be liable to the other party for consequential damages.

         (d)      No party may assert a cause of action against PFPC
                  Trust or any of its affiliates that allegedly occurred more than 12 months immediately prior to the filing of the suit (or, if applicable, commencement of arbitration proceedings) alleging such cause of action.

         (e) Each party shall have a duty to mitigate damages for which the other party may become responsible.

         (f) The provisions of this Section 14 shall survive termination of this Agreement.

15.      DESCRIPTION OF SERVICES.

         (a) DELIVERY OF THE PROPERTY. The Fund will deliver or arrange for delivery to PFPC Trust, all the Property owned by the Portfolios, including cash received as a result of the distribution of Shares, during the term of this Agreement. PFPC Trust will not be responsible for such property until actual receipt.

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         (b)      RECEIPT AND DISBURSEMENT OF MONEY. PFPC Trust, acting upon
                  Written Instructions, shall open and maintain separate accounts in the Fund's name using all cash received from or for the account of the Fund, subject to the terms of this Agreement. In addition, upon Written Instructions, PFPC Trust shall open separate custodial accounts for each separate Portfolio of the Fund (collectively, the "Accounts") and shall hold in the Accounts all cash received from or for the Accounts of the Fund specifically designated to each separate Portfolio. PFPC Trust shall make cash payments from or for the Accounts of a Portfolio only for:

                  (i) purchases of securities in the name of a Portfolio, PFPC Trust, PFPC Trust's nominee or a sub-custodian or nominee thereof as provided in subsection (j) and for which PFPC Trust has received a copy of the broker's or dealer's confirmation or payee's invoice, as appropriate;

                  (ii) purchase or redemption of Shares of the Fund delivered to PFPC Trust;

                  (iii) payment of, subject to Written Instructions, interest, taxes, administration, accounting, transfer agency, distribution, advisory, management and support services fees or similar expenses which are to be borne by a Portfolio;

                  (iv) payment to, subject to receipt of Written Instructions, the Fund's transfer agent, as agent for the shareholders, of an amount equal to the amount of dividends and distributions stated in the Written Instructions to be distributed in cash by the transfer agent to shareholders, or, in lieu of paying the Fund's transfer agent, PFPC Trust may arrange for the direct payment of cash dividends and distributions to shareholders in accordance with procedures mutually agreed upon from time to time by and among the Fund, PFPC Trust and the Fund's transfer agent;

                  (v) payments, upon receipt of Written Instructions, in connection with the conversion, exchange or surrender of securities owned or subscribed to by the Fund and held by or delivered to PFPC Trust;

                  (vi) payments of the amounts of dividends received with respect to securities sold short;

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                  (vii)    payments to PFPC Trust for its services hereunder;

                  (viii)   payments to a sub-custodian pursuant to subsection
                           (c) of this Section; and

                  (ix)     other payments, upon Written Instructions.

         PFPC Trust is hereby authorized to endorse and collect all checks, drafts or other orders for the payment of money received as custodian for the Accounts.

         (c)      RECEIPT OF SECURITIES; SUBCUSTODIANS.

                  (i) PFPC Trust shall hold all securities received by it for the Accounts in a separate account that physically segregates such securities from those of any other persons, firms or corporations, except for securities held in a Book-Entry System. All such securities shall be held or disposed of only upon Written Instructions of the Fund pursuant to the terms of this Agreement. PFPC Trust shall have no power or authority to assign, hypothecate, pledge or otherwise dispose of any such securities or investments, except upon the express terms of this Agreement or upon Written Instructions authorizing the transaction. In no case may any member of the Fund's Board of Trustees, or any officer, employee or agent of the Fund, withdraw any securities.

                           At PFPC Trust's own expense and for its own convenience, PFPC Trust may enter into sub-custodian agreements with other banks or trust companies to perform duties described in this sub-section (c) with respect to domestic assets. Such bank or trust company shall have an aggregate capital, surplus and undivided profits, according to its last published report, of at least one million dollars ($1,000,000), if it is a subsidiary or affiliate of PFPC Trust, or at least twenty million dollars ($20,000,000) if such bank or trust company is not a subsidiary or affiliate of PFPC Trust. In addition, such bank or trust company must be qualified to act as custodian and agree to comply with the relevant provisions of the 1940 Act and other applicable rules and regulations. Any such arrangement will not be entered into without prior written notice to the Fund (or as otherwise provided in the 1940 Act).

                           In addition, PFPC Trust may enter into arrangements with sub-custodians with respect to services regarding foreign assets in accordance with the requirements of the 1940 Act. Any such arrangement will be entered into with prior written notice to the Fund (or as otherwise provided in the 1940 Act).

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                           PFPC Trust shall remain responsible for the
                           performance of all of its duties as described in this Agreement and shall hold the Fund and each Portfolio harmless from its own acts or omissions, under the standards of care provided for herein, or the acts and omissions of any sub-custodian chosen by PFPC Trust under the terms of this sub-section (c).

         (d) TRANSACTIONS REQUIRING INSTRUCTIONS. Upon receipt of Oral Instructions or Written Instructions and not otherwise, PFPC Trust, directly or through the use of the Book-Entry System, shall:

                  (i) deliver any securities held for a Portfolio against the receipt of payment for the sale of such securities;

                  (ii) execute in blank and deliver to such persons as may be designated in such Oral Instructions or Written Instructions, proxies, consents, authorizations, and any other instruments received by PFPC Trust as custodian of the Property whereby the authority of a Portfolio as owner of any securities may be exercised;

                  (iii) deliver any securities to the issuer thereof, or its agent, when such securities are called, redeemed, retired or otherwise become payable at the option of the holder; provided that, in any such case, the cash or other consideration is to be delivered to PFPC Trust;

                  (iv) deliver any securities held for a Portfolio against receipt of other securities or cash issued or paid in connection with the liquidation, reorganization, refinancing, tender offer, merger, consolidation or recapitalization of any corporation, or the exercise of any conversion privilege;

                  (v)      deliver any  securities  held for a
                           Portfolio to any protective committee, reorganization committee or other person in connection with the reorganization, refinancing, merger, consolidation, recapitalization or sale of assets of any corporation, and receive and hold under the terms of this Agreement such certificates of deposit, interim receipts or other instruments or documents as may be issued to it to evidence such delivery;

                  (vi) make such transfers or exchanges of the assets of the Portfolios and take such other steps as shall be stated in said Oral Instructions or Written Instructions to be for the purpose of effectuating a duly authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of the Fund;

                  (vii) release securities belonging to a Portfolio to any bank or trust company for

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                           the purpose of a pledge or hypothecation to secure
                           any loan incurred by the Fund on behalf of that Portfolio; provided, however, that securities shall be released only upon payment to PFPC
                           Trust of the monies borrowed, except that in cases where additional collateral is required to secure a borrowing already made subject to proper prior authorization, further securities may be released for that purpose; and repay such loan upon redelivery to it of the securities pledged or hypothecated therefor and upon surrender of the note or notes evidencing the loan;

                  (viii) release and deliver securities owned by a Portfolio in connection with any repurchase agreement (or reverse repurchase agreement) entered into by the Fund on behalf of the Portfolio, but only on receipt of payment therefor; and pay out moneys of the Portfolio in connection with such repurchase agreements (or reverse repurchase agreements), but only upon the delivery of the securities;

                  (ix) release and deliver or exchange securities owned by a Portfolio in connection with any conversion of such securities, pursuant to their terms, into other securities;

                  (x) release and deliver securities to a broker in connection with the broker's custody of margin collateral relating to futures and options transactions;

                  (xi) release and deliver securities owned by a Portfolio for the purpose of redeeming in kind shares of the Portfolio upon delivery thereof to PFPC Trust; and

                  (xii) release and deliver or exchange securities owned by a Portfolio for other purposes.

                           PFPC Trust must also receive a certified resolution describing the nature of the corporate purpose and the name and address of the person(s) to whom delivery shall be made when such action is pursuant to subsection(d)(xii).

         (e) USE OF BOOK-ENTRY SYSTEM. PFPC Trust is authorized and instructed, on a continuous basis, to deposit in the Book-Entry System all securities belonging to the Portfolios eligible for deposit therein and to utilize the Book-Entry System to the extent possible in connection with settlements of purchases and sales of securities by the Portfolios, and deliveries and returns of securities loaned, subject

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                  to repurchase agreements (or reverse repurchase agreements) or used as collateral in connection with borrowings. PFPC Trust shall continue to perform such duties until it receives
                  Written Instructions or Oral Instructions authorizing contrary actions.

         PFPC Trust shall administer the Book-Entry System as follows:

                  (i) With respect to securities of each Portfolio which are maintained in the Book-Entry System, the records of PFPC Trust shall identify by Book-Entry or otherwise those securities belonging to each Portfolio.

                  (ii) Assets of each Portfolio deposited in the Book-Entry System will at all times be segregated from any assets and cash controlled by PFPC Trust in other than a fiduciary or custodian capacity but may be commingled with other assets held in such capacities.

                  (iii) PFPC Trust and its sub-custodian, if any, will settle transactions as provided in subsections (j) and (k) below.

                  (iv) PFPC Trust will provide the Fund with copies of any reports obtained by PFPC Trust on the system of internal accounting control of the Book-Entry System promptly after receipt of such a report by PFPC Trust.

                  PFPC Trust will also provide the Fund with such reports on its own system of internal control as the Fund may reasonably request from time to time.

         (f) REGISTRATION OF SECURITIES. All Securities held for a Portfolio which are issued or issuable only in bearer form, except such securities held in the Book-Entry System, shall be held by PFPC Trust in bearer form; all other securities held for a Portfolio may be registered in the name of the Fund on behalf of that Portfolio, PFPC Trust, the Book-Entry System, a sub-custodian, or any duly appointed nominee of the Fund, PFPC Trust, the Book-Entry System or the sub-custodian. The Fund reserves the right to instruct PFPC Trust as to the method of registration and safekeeping of the securities of the Fund. The Fund agrees to furnish to PFPC

                  Trust appropriate instruments to enable PFPC Trust to hold or deliver in proper form for transfer, or to register in the name of its nominee or in the name of the Book-Entry System or in the name of another appropriate entity, any securities which it may hold for the Accounts and which may from time to time be registered in the name of the Fund on behalf of a Portfolio.

         (g) VOTING AND OTHER ACTION. Neither PFPC Trust nor its nominee shall vote any of the securities held pursuant to this Agreement by or for the account of a Portfolio, except in accordance with Written Instructions. PFPC Trust, directly or through the use of the Book-Entry System, shall execute in blank and promptly deliver all notices, proxies and proxy soliciting materials received by PFPC Trust as custodian of the Property to the registered holder of such securities. If the registered holder is not the Fund on behalf of a Portfolio, then Written Instructions or Oral Instructions must designate the person who owns such securities.

         (h) TRANSACTIONS NOT REQUIRING INSTRUCTIONS. In the absence of contrary Written Instructions, PFPC Trust is authorized to take the following actions:

                  (i)      COLLECTION OF INCOME AND OTHER PAYMENTS.

                           (A) collect and receive for the account of each Portfolio, all income, dividends, distributions, coupons, option premiums, other payments and similar items, included or to be included in the Property, and, in addition, promptly advise each Portfolio of such receipt and credit such income, as collected, to each Portfolio's Account;

                           (B) endorse and deposit for collection, in the name of the Fund, checks, drafts, or other orders for the payment of money;

                           (C) receive and hold for the account of each Portfolio all securities received as a distribution on the Portfolio's securities as a result of a stock dividend, share split-up or reorganization, recapitalization, readjustment or other rearrangement or distribution of rights or similar securities issued with respect to any securities belonging to a Portfolio and held by PFPC Trust hereunder;

                           (D)       present for payment and collect the
                                    amount payable upon all securities which may mature or be, on a mandatory basis, called, redeemed, or retired, or otherwise become payable on the date such securities become payable; and

                           (E)       take any action which may be
                                    necessary and proper in connection with the collection and receipt of such income and other payments and the endorsement for collection of checks, drafts, and other negotiable instruments.

                  (ii)     MISCELLANEOUS TRANSACTIONS.

                           (A) PFPC Trust is authorized to deliver or cause to be delivered Property against payment or other consideration or written receipt therefor in the following cases:

                                    (1)      for examination by a broker or
                                             dealer selling for the account of a
                                             Portfolio in accordance with street
                                             delivery custom;

                                    (2)      for the exchange of interim
                                             receipts or temporary securities
                                             for definitive securities; and

                                    (3)     for transfer of securities
                                            into the name of the Fund on behalf
                                            of a Portfolio or PFPC Trust or a
                                            sub-custodian or a nominee of one of
                                            the foregoing, or for exchange of
                                            securities for a different number of
                                            bonds, certificates, or other
                                            evidence, representing the same
                                            aggregate face amount or number of
                                            units bearing the same interest
                                            rate, maturity date and call
                                            provisions, if any; provided that,
                                            in any such case, the new securities
                                            are to be delivered to PFPC Trust.

                           (B)       Unless and until PFPC Trust receives
                                    Oral Instructions or Written Instructions to the contrary, PFPC Trust shall:

                                    (1)      pay all income items held by it
                                             which call for payment upon
                                             presentation and hold the cash
                                             received by it upon such payment
                                             for the account of each Portfolio;

                                    (2)      collect interest and cash dividends
                                             received, with notice to
                                             the Fund, to the account of each
                                             Portfolio;

                                    (3)      hold for the account of each
                                             Portfolio all stock dividends,
                                             rights and similar securities
                                             issued with respect to any
                                             securities held by PFPC Trust; and

                                    (4)      execute as agent on behalf of the
                                             Fund all necessary ownership
                                             certificates required by the
                                             Internal Revenue Code or the Income
                                             Tax Regulations of the United
                                             States Treasury Department or under
                                             the laws of any state now or
                                             hereafter in effect, inserting the
                                             Fund's name, on behalf of a
                                             Portfolio, on such certificate as
                                             the owner of the securities covered
                                             thereby, to the extent it may
                                             lawfully do so.

         (i)      SEGREGATED ACCOUNTS.

                  (i) PFPC Trust shall upon receipt of Written Instructions or Oral Instructions establish and maintain segregated accounts on its records for and on behalf of each Portfolio. Such accounts may be used to transfer cash and securities, including securities in the Book-Entry System:

                           (A)      for the purposes of compliance by the
                                    Fund with the procedures required by a
                                    securities or option exchange, providing such procedures comply with the 1940 Act and any releases of the SEC relating to the maintenance of segregated accounts by registered investment companies; and

                           (B) upon receipt of Written Instructions, for other purposes.

                  (ii) PFPC Trust shall arrange for the establishment of IRA custodian accounts for such shareholders holding Shares through IRA accounts, in accordance with the Fund's prospectuses, the Internal Revenue Code of 1986, as amended (including regulations promulgated thereunder), and with such other procedures as are mutually agreed upon from time to time by the Fund, PFPC Trust and the Fund's transfer agent.

         (j) PURCHASES OF SECURITIES. PFPC Trust shall settle purchased securities upon receipt of Oral Instructions or Written Instructions that specify:

                  (i) the name of the issuer and the title of the securities, including CUSIP number if applicable;

                  (ii) the number of shares or the principal amount purchased and accrued interest, if any;

                  (iii)    the date of purchase and settlement;

                  (iv)     the purchase price per unit;

                  (v)      the total amount payable upon such purchase;

                  (vi)     the Portfolio involved; and

                  (vii) the name of the person from whom or the broker through whom the purchase was made.

                  PFPC Trust shall upon receipt of securities purchased by or for a Portfolio pay out of the moneys held for the account of the Portfolio the total amount payable to the person from whom or the broker through whom the purchase was made, provided that the same conforms to the total amount payable as set forth in such Oral Instructions or Written Instructions.

         (k) SALES OF SECURITIES. PFPC Trust shall settle sold securities upon receipt of Oral Instructions or Written Instructions that specify:

                  (i) the name of the issuer and the title of the security, including CUSIP number if applicable;

                  (ii) the number of shares or principal amount sold, and accrued interest, if any;

                  (iii)    the date of trade and settlement;

                  (iv)     the sale price per unit;

                  (v)      the total amount payable to the Fund upon such sale;

                  (vi) the name of the broker through whom or the person to whom the sale was made;

                  (vii) the location to which the security must be delivered and delivery deadline, if any; and

                  (viii)   the Portfolio involved.

         PFPC Trust shall deliver the securities upon receipt of the total amount payable to the Portfolio upon such sale, provided that the total amount payable is the same as was set forth in the Oral Instructions or Written Instructions. Notwithstanding the other provisions thereof, to the extent required with respect to any particular type of security, PFPC Trust may accept payment in such form as shall be satisfactory to it and in conformance with prevailing market practice, and may deliver securities and arrange for payment in accordance with the customs prevailing among dealers in securities.

         (l)      REPORTS; PROXY MATERIALS.

                  (i) PFPC Trust shall furnish to the Fund the following reports:

                           (A) such periodic and special reports as the Fund may reasonably request;

                           (B)      a monthly statement summarizing all
                                    transactions and entries for the account of each Portfolio, listing each portfolio security belonging to each Portfolio with the adjusted average cost of each issue and the market value at the end of such month and stating the cash account of each Portfolio including disbursements;

                           (C) the reports required to be furnished to the Fund pursuant to Rule 17f-4 of the 1940 Act; and

                           (D) such other information as may be mutually agreed upon from time to time by the Fund and PFPC Trust.

                  (ii) PFPC Trust shall transmit promptly to the Fund any proxy statement, proxy material, notice of a call or conversion or similar communication received by it as custodian of the Property. PFPC Trust shall be under no other obligation to inform the Fund as to such actions or events. Upon termination of this Agreement, PFPC Trust shall have no responsibility to transmit such material or to inform the Fund or any other person of such actions or events.

         (m) CREDITING OF ACCOUNTS. If PFPC Trust in its sole discretion credits an Account with respect to (a) income, dividends, distributions, coupons, option premiums, other payments or similar items on a contractual payment date or otherwise in advance of PFPC Trust's actual receipt of the amount due, (b) the proceeds of any sale or other disposition of assets on the contractual settlement date or otherwise in advance of PFPC Trust's actual receipt of the amount due or
                  (c) provisional crediting of any amounts due, and (i) PFPC Trust is subsequently unable to collect full and final payment for the amounts so credited within a reasonable time period using reasonable efforts or (ii) pursuant to standard industry practice, law or regulation, PFPC Trust is required to repay to a third party such amounts so credited, or if any Property has been incorrectly credited, PFPC Trust shall have the absolute right in its sole discretion without demand to reverse any such credit or payment, to debit or deduct the amount of such credit or payment from the Account, and to otherwise pursue recovery of any such amounts so credited from the Fund. Nothing herein or otherwise shall require PFPC Trust to make any advances or to credit any amounts until PFPC Trust's actual receipt thereof. The Fund hereby grants a first priority contractual possessory security interest in and a right of setoff against the assets maintained in an Account hereunder in the amount necessary to secure the return and payment to PFPC Trust of any advance or credit made by PFPC Trust (including charges related thereto) to such Account.

         (n) COLLECTIONS. All collections of monies or other property in respect, or which are to become part, of the Property (but not the safekeeping thereof upon receipt by PFPC Trust) shall be at the sole risk of the Fund. If payment is not received by PFPC Trust within a reasonable time after proper demands have been made, PFPC Trust shall notify the Fund in writing, including copies of all demand letters, any written responses and memoranda of all oral responses and shall await instructions from the Fund. PFPC Trust shall not be obliged to take legal action for collection unless and until reasonably indemnified to its satisfaction. PFPC Trust shall also notify the Fund as soon as reasonably practicable whenever income due on securities is not collected in due course and shall provide the Fund with periodic status reports of such income collected after a reasonable time.

         (o)      JOINT ACCOUNTS.

                  (i) In addition to the accounts which PFPC Trust has agreed to establish and maintain pursuant to this Agreement, PFPC Trust also agrees to establish and maintain one or more joint accounts (the "Joint Accounts"). The Joint Accounts are intended to be used to hold (A) uninvested cash balances that remain at the end of a trading day as may be received from accounts ("Deposit Accounts") of the Fund's Portfolios, and (B) any short-term liquid assets ("Short-Term Investments") that may be purchased with the daily cash balances in the Joint Accounts. Each Joint Account so established shall be titled "Fleet Joint Trading Account" with an appropriate number designation.

                  (ii)     (A)      PFPC Trust will transfer cash from the
                                    Deposit Account of a Portfolio of the Fund to one or more Joint Accounts upon receipt of Written Instructions from the Fund or its designee, which Written Instructions shall include all information required by PFPC
                                    Trust.

                           (B) PFPC Trust will make payments from a Joint Account which holds any cash balances of a Portfolio of the Fund upon receipt of Written Instructions from the Fund or its designee, which Written Instructions shall include all information required by PFPC Trust for the allocation of any Short-Term Investments purchased with such cash balances among the participating Portfolios of the Fund.

                           (C) In the event that any payment to be made under sub-paragraph (B) of this paragraph
                                    (ii) exceeds the funds available in the
                                    Joint Account, PFPC Trust, in its
                                    discretion, may advance the participating
                                    Portfolios of the Fund such excess amount which shall be deemed a loan payable on demand, bearing interest at the rate customarily charged by PFPC Trust on similar loans.

                           (D) Short-Term Investments in a Joint Account will be transferred, exchanged or delivered by PFPC Trust upon receipt by PFPC Trust of Written Instructions, which Written Instructions shall include all information required by PFPC Trust. Settlement and payment for Short-Term Investments received for, and delivery of Short-Term Investments out of, a Joint Account may be made in accordance with the customary or established securities trading or securities processing practices and procedures in the jurisdiction or market in which the transaction occurs, including, without limitation, delivery of Short-Term Investments to a purchaser, dealer or their agents against a receipt with the expectation of receiving later payment and free delivery. Delivery of Short-Term Investments out of a Joint Account may also be made in any manner specifically required by Instructions acceptable to PFPC Trust.

                           (E) PFPC Trust, in its discretion, may credit or debit a Joint Account on a contractual settlement date with cash or Short-Term Investments with respect to any sale, exchange or purchase of Short-Term Investments. Otherwise, such transactions will be credited or debited to the Joint Account on the date cash or Short-Term Investments are actually received by PFPC Trust and reconciled to the Joint Account.

                                    (1)      PFPC Trust may reverse credits or
                                             debits made to a Joint Account in
                                             its discretion if the related
                                             transaction fails to settle within
                                             a reasonable period, determined by
                                             PFPC Trust in its discretion, after
                                             the contractual settlement date for
                                             the related transaction.

                                    (2)      If any Short-Term Investments
                                             delivered pursuant to this
                                             paragraph (ii) are returned by the
                                             recipient thereof, PFPC Trust may
                                             reverse the credits and debits of
                                             the particular transaction at
                                             anytime.

                           (F) If PFPC Trust credits a Joint Account on a payable date, or at any time prior to the actual collection and reconciliation to the Joint Account, with interest, dividends, redemptions or any other amount due, the participating Portfolios of the Fund will promptly return their share of any such amount upon oral or written notification:
                                    (i) that such amount has not been received in the ordinary course of business or (ii) that such amount was incorrectly credited. If the participating Portfolios of the Fund do not promptly return their share of any amount upon such notification, PFPC Trust shall be entitled, upon oral or written notification to the Fund, to reverse such credit by debiting the Joint Account for the amount previously credited. PFPC Trust shall have no duty or obligation to institute legal proceedings, file a claim or a proof of claim in any insolvency proceeding or take any other action with respect to the collection of such amount, but may act for the Fund upon Written Instructions after consultation with the Fund.

                  (ii)      PFPC Trust shall maintain records, based upon
                           the Written Instructions it receives from the Fund, documenting for any given day the aggregate investment in a Joint Account by each of the Fund's participating Portfolios and each participating Portfolio's pro rata share of each Short-Term Investment made through such Joint Agreement. PFPC Trust shall maintain such records for at least (6) years.

                  (iii) PFPC Trust shall have no obligation or duty to monitor or determine whether a Joint Account is being operated in compliance with the exemptive order received by the Fund and its affiliates pursuant to which the Fund may participate in the Joint Accounts.

16.      DURATION AND TERMINATION.

(a) The term of this Agreement commences on the date first written above and shall continue until December 31, 2007 (the "Initial Term").

(b) Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) years ("Renewal Terms") each, unless the Fund or PFPC Trust provides written notice to the other of its intent not to renew. Such notice must be received not less than sixty (60) days prior to the expiration of the Initial Term or the then current Renewal Term.

(c) In the event this Agreement is terminated (pending appointment of a successor to PFPC Trust or vote of the shareholders of the Fund to dissolve or to function without a custodian of its cash, securities or other property), PFPC Trust shall not deliver cash, securities or other property of the Portfolios to the Fund. If, after the effective date of the termination of this Agreement, the Fund has not appointed a successor custodian, PFPC Trust may deliver the Fund's cash, securities and other property to a bank or trust company of PFPC Trust's choice, having an aggregate capital, surplus and undivided profits, as shown by its last published report, of not less than twenty million dollars ($20,000,000), as a custodian for the Fund to be held under terms similar to those of this Agreement.

(d) If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party"), the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. If PFPC is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any other rights or remedies of PFPC with respect to services performed prior to such termination or rights of PFPC to be reimbursed for out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(e) The Fund may terminate this Agreement in the event that the negligent action or negligent omission to act on the part of PFPC Trust causes damages to the Fund or its shareholders in excess of two hundred fifty thousand dollars ($250,000). "Damages to the Fund" are defined as damages caused by a single event, or cumulative series of events related to the same matter, which generates a monetary loss. The Fund's right to terminate under this Section 16(e) shall remain effective in the event PFPC Trust has made the Fund whole with respect to the damages caused. Unless the Fund provides PFPC Trust with written notice of the Fund's intent to exercise its option under this Section 16(e) within 30 days after the Fund becomes aware of the occurrence, the Fund shall have waived its option to terminate under this provision.

         (f) The Fund shall have the right to terminate this Agreement at any time with respect to the Fund or a particular Portfolio if the Fund or the Portfolio, as the case may be, reorganizes into another entity, liquidates or otherwise ceases to exist. In the event the Fund terminates the Agreement pursuant to this paragraph (f), the Fund shall reimburse PFPC Trust for all reasonable costs associated with such termination.

         (g) In the event this Agreement is terminated by the Fund pursuant to subsections (d) or (e) above, all reasonable expenses associated with movement of cash, securities, records and other property to a successor custodian will be borne by PFPC Trust and the Fund shall not be responsible for PFPC Trust's costs associated with such termination. In the event of termination of this Agreement pursuant to any other subsections of this Agreement, all reasonable expenses associated with termination will be borne by the Fund.

17. NOTICES. Notices shall be addressed (a) if to PFPC Trust at 8800 Tinicum Boulevard, 3rd Floor, Philadelphia, Pennsylvania 19153,
         Attention: Sam Sparhawk; (b) if to the Fund, c/o Columbia Management Group, Inc., 245 Summer Street, Boston, Massachusetts 02210, Attention:
         Joseph R. Palumbo, with a copy to W. Bruce McConnel, III, Drinker Biddle & Reath LLP, One Logan Square, 18th & Cherry Streets, Philadelphia,

         Pennsylvania 19103; or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming electronic, hand or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given five days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

18. AMENDMENTS. This Agreement, or any term hereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

19. ASSIGNMENT. This Agreement, its benefits and obligations shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that PFPC Trust may, in its sole discretion, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary, provided that, in the reasonable judgment of the Board of Trustees of the Fund acting in its sole discretion: (i) the financial capacity of such assignee is not materially less than that of PFPC Trust; (ii) the nature and quality of the services to be provided hereunder are not materially adversely affected by such assignment; and (iii) the quality and capability of the personnel and facilities of the assignee are not materially less than those of PFPC Trust. PFPC Trust may, in its sole discretion, engage subcontractors to perform any non-material or non-substantive obligations contained in this Agreement that it is otherwise required to perform hereunder, provided that PFPC Trust shall be responsible for all compensation payable to such subcontractors and shall remain responsible for the acts and omissions of such subcontractors to the same extent that it is hereunder.

20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21.      MISCELLANEOUS.

         (a) Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of PFPC Trust hereunder without the prior written approval of PFPC Trust, which approval shall not be unreasonably withheld or delayed.

         (b)       Except as expressly provided in this Agreement, PFPC
                  Trust hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC Trust disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

         (c) This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Notwithstanding any provision hereof, the services of PFPC Trust are not, nor shall they be, construed as constituting legal advice or the provision of legal services for or on behalf of the Fund or any other person.

         (d) The laws of the Commonwealth of Massachusetts, excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement of this Agreement. All actions arising from or related to this Agreement shall be brought in the state and federal courts sitting in the City of Boston, and PFPC Trust and the Fund hereby submit themselves to the exclusive jurisdiction of those courts.

         (e) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         (h) The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

         (i) The names "The Galaxy Fund" and "Trustees of The Galaxy Fund" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated March 31, 1986 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Fund. The obligations of "The Galaxy Fund" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders, or representatives of the Fund personally, but bind only the Trust Property, and all persons dealing with any class of Shares of the Fund must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Fund.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                    PFPC TRUST COMPANY

                                    By:  /s/ Sam Sparhawk IV
                                       -----------------------------------------

                                    Title: Vice President
                                          --------------------------------------

                                    THE GALAXY FUND

                                    By:  /s/ Glenn Martin
                                       -----------------------------------------

                                    Title: Vice President
                                          --------------------------------------

         Business Approval By: /s/ Ed Smith
                              -----------------------
         Date: November 12, 2002
              ---------------------------------------
         Legal Approval By: /s/ Christine P. Ritch
                           --------------------------
         Date:  November 7, 2002
               --------------------------------------

                                    EXHIBIT 1

PORTFOLIO                                            EFFECTIVE DATE OF APPOINTMENT
Florida Municipal Money Market Fund                  November 1, 2002

New Jersey Municipal Money Market Fund               November 1, 2002

New York Municipal Money Market Fund                 November 1, 2002

Institutional Prime Money Market Fund                November 1, 2002

Money Market Fund                                    January 1, 2003

Government Money Market Fund                         January 1, 2003

Tax-Exempt Money Market Fund                         January 1, 2003

U.S. Treasury Money Market Fund                      January 1, 2003

Institutional Government Money Market Fund           January 1, 2003

Connecticut Municipal Money Market Fund              January 1, 2003

Massachusetts Municipal Money Market Fund            January 1, 2003

Institutional Money Market Fund                      January 1, 2003

Institutional Treasury Money Market Fund             January 1, 2003

Prime Reserves                                       January 1, 2003

Government Reserves                                  January 1, 2003

Tax-Exempt Reserves                                  January 1, 2003